Exhibit 10.15

Termination Agreement

The undersigned:

1.	the public limited company Sara Lee/DE N.V. with its corporate seat in Joure and having offices in Utrecht, hereinafter referred to as the “Company”, duly represented by C.J.A, van Lede, chairman of Supervisory Board of Company,

2.	the public limited company Sara Lee Corporation, with its corporate seat in Downers Grove (IL), United States, hereinafter referred to as “SLC”, duly represented by Dan Ryan, Senior Vice President, Compensation and Benefits of SLC, and

3.	Mr. A. Nühn, residing at Burgemeester s’Jacoblaan 24, 1401 BR Bussum, hereinafter referred to as the “Employee”

Whereas:

As a consequence of the restructuring plan of Company, the parties have reached the conclusion that respective employment agreements between the Employee and the Company and SLC should end in the manner provided in, and subject to, the terms of this agreement.

Have agreed as follows:

1.	The Employee’s contract of employment with both the Company and SLC will terminate as of 1 January 2008 by mutual consent.

2.	The employee shall resign as managing director (“bestuurder”) of the Company and other group companies (if any) as of 31 December 2007, which resignation the Company and other group companies shall accept. Immediately upon such resignation, the Company will secure the registration thereof with the Dutch Trade Register and any other relevant trade register abroad (if any).

3.	Based on the information now available to the Company, the Employee will be discharged for his management of the Company and the group companies during the following Company shareholders meeting.

4.	The Directors & Officers insurance will continue to apply for acts etc. of Employee until 31 December 2007.

5.	In connection with the termination of the employment agreement the Company and SLC shall jointly pay to the Employee a redundancy payment of a gross amount of EUR 3,201,665. This amount will be allocated and paid by the Company and SLC on a pro rata basis in accordance with the split payroll that is currently in place.

6.	The Company and SLC shall agree to pay this redundancy payment in accordance with the Employee’s reasonable preferences to minimise taxes and tax withholding, provided that this will be (i) in compliance with applicable laws and (ii) does not result in higher costs and/or a significant administrative bourdon for the Company and/or SLC. For the avoidance of doubt, it is agreed that a payment, partially or in whole, by way of a premium for an annuity (stamrecht) to a for that matter qualifying insurance company, including an incorporate annuity vehicle (“stamrecht-B.V.”), shall not be considered as causing a administrative bourdon for the Company and/or SLC.

7.	The Company and SLC shall pay the redundancy payment by January 31, 2008 provided that the Employee’s payment instructions are received timely and are found to be in compliance with article 6 hereof.

8.	On termination of the employment agreement, the Employee shall receive a correct final payment. All holidays accrued until the termination date will be considered used.

9.	During a period of 26.75 months following the termination of the employment contract, the Employee shall continue to participate in the current Dutch Employee pension plans. During these 26.75 months the Company shall continue to pay the employer’s contribution to this pension plan. In case of continued participation by the Employee, the Employee shall continue to pay the employee contribution that is currently due by the Employee.

10.	At any moment before or during the 26.75 months of continued pension participation, the Employee may elect to cancel such participation as per the end of a calendar month. If the Employee so elects, in lieu of continued participation in the pension plants as provided for in article 9 above he will be entitled to an additional gross payment by the Company. Such gross payment shall be equal to the value of Company’s contribution for the number of months that the Company would – in the absence of a cancellation as per this article 10 – have continued the Employee’s participation in the pension plans. The value of the Company’s contribution for 26.75 months is set at EUR 329,014. The amount so calculated shall be payable within 45 days of the cancellation or – if the cancellation is exercised before the end of the employment agreement - at the time of the payment of the redundancy payment as mentioned in article 7 hereof.

11.	The Company and SLC shall pay the Employee a supplemental compensation payment contingent upon a successful completion of objectives related to the Sara Lee International reorganization in the amount of EUR 300,000. The bonus will be contingent upon the Central Works Council accepting the reorganization as described in the request for advice dated March 20 2007 by way of positive advice, or neutral/negative advice with acceptance of the decision of the Company to execute the reorganization as planned without a procedure before the “Business Chamber” of the Court of appeal of Amsterdam. If due, the bonus will be paid out to the Employee together with and at the time of the payment of the redundancy payment as mentioned in article 7 hereof.

12.	The Employee will be released from his day-to-day duties and activities after the CWC Advice has been received in accordance with article 11 hereof and the restructuring has been completed. Such completion will take place promptly after the Company has made the decision (in accordance with article 11 hereof) to execute the reorganization. It is foreseen that the Employee’s duties and activities in connection with the completion of the restructuring will be limited to the immediate finalization of pending activities and the orderly transition of his tasks, projects and files that cannot be immediately finalized.

13.	The Employee is allowed to use the company car until 8 January, 2008.

14.	The Employee shall return the company car provided to him together with the car keys, vehicle registration certificates, and all other related accessories and documents, to the Company’s office not later than on 8 January, 2008.

15.	The Employee shall not be entitled to any further award of RSUs during the remainder of his employment contract.

16.	The Company and SLC will pay the Employee a bonus-payment for the active services period through, at the latest, 31 December 2007 of EUR 330,345 gross. Such bonus shall be paid out to the Employee together with and at the time of the payment of the redundancy payment as mentioned in article 7 hereof.

17.	The Company shall contribute up to EUR 11,538 (exclusive of VAT), to the legal fees (including tax advice) incurred by the Employee in connection with the termination of the employment agreement. To that effect, the attorney of the Employee may make up a note of charges to that amount in the name of the Company, which note will then be paid by the Company.

18.	Schedule 1 lists the stock options that have been granted to the Employee as of 1 June 2007. During the 26,75 month period after the termination date (the “Severance Period”), Employee’s stock options and RSUs (if any) shall continue to vest and shall also be eligible for exercise in accordance with the terms and conditions of the stock option agreements in force between Employee, the Company and SLC. During the Severance Period, Employee’s stock options shall continue to be governed by all of the terms and conditions of the stock option agreements in force between Employee, the Company and SLC. Following the end of the Severance Period, Employee shall be treated as a retired participant under the Company’s and/or SLC’s stock option plans. As a retired participant, Employee’s then outstanding stock options will continue to vest and may be exercised until the earlier of (i) the expiration date of the option or (ii) five years following the date on which the Severance Period ends; provided, however, that with respect to any options granted on or after 27 January 2000, such options may be exercised at any time prior to the expiration date of the option. Further details on the Employee’s retirement status and his right in connection therewith are shown in schedule 2 to this agreement.

19.	The Employee is eligible for financial counseling services with the person or entity of his choosing during the Severance Period. The total value of these services is capped at € 32,729 and may be reimbursed to or paid on behalf of the Employee anytime during the 26.75 months following the termination of the Employee’s employment contract.

20.	Each party shall refrain from disclosing this agreement, or any details of the negotiations that led to the agreement, in any way to any third party, except insofar as a disclosure obligation arises from a statutory provision. Parties may share this agreement with their respective counsel and attorneys, provided such counsel or attorney is bound by professional confidentiality obligations.

21.	After the employment agreement ends, the current confidentiality clause and non-compete clause set out in the employment agreement will stay in force. Notwithstanding the foregoing, the Chief Executive Officer of SLC will promptly review any request by the Employee to waive the application of such non-compete clause with respect to a specific opportunity available to the Employee (provided that SLC shall be under no obligation to grant such a waiver).

22.	In the event the Employee’s respective employment agreements with the Company and SLC shall end as a result of the death of the Employee, the termination conditions of this agreement shall not apply. In that case, all financial arrangements currently in place for the Employee’s surviving relatives (including but not limited to widows pension) shall in that case be applied as if this agreement were not entered into.

23.	The Company and SLC will provide positive reference when so requested by the Employee.

24.	After the signing of this termination agreement, the parties shall not exercise any rights against one another in connection with the employment agreement and the termination thereof or on any other basis, other than the rights and obligations under this agreement.

The parties hereby grant each other full and final discharge from any claims and obligations other than those referred to in this agreement.

25.	The Employee will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company or any of its operating divisions or affiliates to any person. The Company will not disparage or criticize the Employee to any person or entity.

26.	This agreement cannot be dissolved in part or in whole.

27.	This termination agreement will be governed by the laws of the Netherlands. In relation to any legal action or proceedings arising out of or in connection with this agreement each of the parties submits to the exclusive jurisdiction of the competent courts in the Netherlands.

in evidence whereof:

this agreement is signed in duplicate in the manner set out below.

/s/ C.J.A. van Lede
Sara Lee/DE NV
Date: 15 June 2007

/s/ Dan Ryan
Sara Lee Corporation
Date: 4 June 2007

/s/ Adriaan Nühn
Mr A. Nühn
Date: 15 June 2007

Schedule 2

Adriaan Nuhn

Term: 12/31/07

•	January 27, 2005 grant of 30,996 restricted share units under the Retention LTRSU - distribute 30,996 shares after 1/27/08.

•	August 25, 2005 grant of 37,154 restricted share units under the LTRSU FY06 - FY08 (12,385 units remaining to be distributed) - distribute 12,385 shares after 8/31/08.

•

August 31, 2006 grant of 47,149 restricted share units under the EMLTIP FY07 - FY09. - distribute shares after 8/31/09. The actual number of shares distributed will be based on the achievement of the FY07 - FY09 EMLTIP performance measures. Shares not distributed shall be forfeited.

Sara Lee Corporation
Personnel Grant Status	ID: 36-2089049
3500 Lacey Road
Downers Grove, IL 60515

AS OF 6/1/2007

Adriaan Nuhn

Board of Management

Vleutensevaart 100

Utrecht, IL Netherlands 3532 AD

S T O C K O P T I O N S

Number	Grant Date	Expiration Date	Plan	Type	Granted	Price	Exercised	Vested	Unvested	Outstanding	Exercisable
00009747	8/26/1999	8/26/2009	8USA	NQ	19,166	$19.5044	0	19,166	0	19,166	19,166
00009749	8/30/2001	8/30/2011	8USA	NQ	77,362	$18.8318	0	77,362	0	77,362	77,362
00009751	8/30/2001	8/30/2011	8STP	NQ	21,373	$18.8318	0	21,373	0	21,373	21,373
00009959	2/20/2002	4/27/2010	00	NQ	42,029	$18.3497	0	42,029	0	42,029	42,029
00009960	2/20/2002	4/27/2010	8USA	NQ	11,156	$18.3497	0	11,156	0	11,156	11,156
00010324	8/27/2002	8/27/2007	8USA	NQ	155	$17.9838	0	155	0	155	155
00010325	8/28/2002	8/28/2007	8USA	NQ	40,349	$17.6739	0	40,349	0	40,349	40,349
00010326	8/27/2002	8/27/2007	8STP	NQ	562	$17.9838	0	562	0	562	562
00010327	8/28/2002	8/28/2007	8STP	NQ	145,506	$17.6739	88,100	145,506	0	57,406	57,406
00013591	10/10/2002	4/27/2010	00	NQ	8,670	$18.5864	0	8,670	0	8,670	8,670
00013592	10/10/2002	4/27/2010	00	NQ	32,735	$18.5864	0	32,735	0	32,735	32,735
00013593	10/10/2002	4/27/2010	8USA	NQ	2,404	$18.5864	0	2,404	0	2,404	2,404
00013594	10/10/2002	4/27/2010	8STP	NQ	9,077	$18.5864	0	9,077	0	9,077	9,077
00013902	1/30/2003	1/30/2013	8STP	NQ	3,740	$16.7054	0	3,740	0	3,740	3,740
U0013902	1/30/2003	1/30/2013	8USA	NQ	2,068	$16.7054	0	2,068	0	2,068	2,068
00014196	6/10/2003	6/10/2008	8USA	NQ	33,073	$21.1045	0	33,073	0	33,073	33,073
00014202	6/10/2003	6/10/2008	8STP	NQ	59,854	$21.1045	0	59,854	0	59,854	59,854
00014217	6/16/2003	6/16/2008	8STP	NQ	7,855	$21.1045	0	7,855	0	7,855	7,855
00014224	6/16/2003	6/16/2008	8USA	NQ	4,340	$21.1045	0	4,340	0	4,340	4,340
00016171	8/29/2002	8/29/2012	8STP	NQ	33,689	$15.9607	22,459	33,689	0	11,230	11,230
00016172	8/29/2002	8/29/2012	8USA	NQ	12,774	$15.9607	8,515	12,774	0	4,259	4,259
00016184	2/2/2004	8/29/2012	8USA	NQ	3,926	$18.2722	0	3,926	0	3,926	3,926
00016325	2/2/2004	8/29/2012	00	NQ	10,548	$18.2722	0	10,548	0	10,548	10,548
00016329	2/2/2004	4/27/2010	00	NQ	41,848	$18.2722	0	41,848	0	41,848	41,848
00016330	2/2/2004	4/27/2010	8USA	NQ	11,282	$18.2722	0	11,282	0	11,282	11,282
00016668	6/9/2004	8/26/2009	00	NQ	16,337	$20.0413	0	16,337	0	16,337	16,337

Sara Lee Corporation
Personnel Grant Status	ID: 36-2089049
3500 Lacey Road
Downers Grove, IL 60515

AS OF 6/1/2007

Adriaan Nuhn

Board of Management

Vleutensevaart 100

Utrecht, IL Netherlands 3532 AD

S T O C K O P T I O N S

Number	Grant Date	Expiration Date	Plan	Type	Granted	Price	Exercised	Vested	Unvested	Outstanding	Exercisable
00018447	11/4/2004	8/29/2012	00	NQ	3,808	$19.9811	0	3,808	0	3,808	3,808
00018448	11/4/2004	8/29/2012	00	NQ	10,047	$19.9811	0	10,047	0	10,047	10,047
00018449	11/4/2004	8/28/2007	00	NQ	64,558	$19.9811	0	64,558	0	64,558	64,558
00018699	12/14/2004	8/28/2007	00	NQ	18,331	$20.7989	0	18,331	0	18,331	18,331
00018987	1/27/2005	8/26/2009	8STP	NQ	69,115	$19.7443	0	69,115	0	69,115	69,115
00018989	1/27/2005	8/26/2009	8STP	NQ	9,433	$26.8896	0	9,433	0	9,433	9,433
00019207	1/27/2005	8/26/2009	8USA	NQ	5,212	$26.8896	0	5,212	0	5,212	5,212
00019464	8/25/2005	8/25/2015	8STP	NQ	81,367	$16.8216	0	27,122	54,245	81,367	27,122
U0019464	8/25/2005	8/25/2015	8USA	NQ	44,958	$16.8216	0	14,986	29,972	44,958	14,986
B0000709	8/31/2006	8/31/2016	8STP	NQ	103,254	$14.3165	0	0	103,254	103,254	0
BU000709	8/31/2006	8/31/2016	8USA	NQ	57,053	$14.3165	0	0	57,053	57,053	0

Totals					1,119,014		119,074	874,490	244,524	999,940	755,416